INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(1)(v)

May 1, 2023

Voya Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258-2034

Re: Management Fee Waiver

Ladies and Gentlemen:

By this letter dated May 1, 2023, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC ("VIL") and Voya Partners, Inc. ("VPI") (the "Agreement"), with respect to VY® Invesco Equity and Income Portfolio (the "Portfolio"), a series of VPI, in the amount of 0.01% per annum. By this letter, we agree to waive that fee for the period from May 1, 2023 through May 1, 2024.

VIL acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of VPI.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2023

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Partners, Inc.

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized